Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES
THIRD QUARTER RESULTS

Third Quarter Highlights:

•                  Net income increased 83% to $5.6 million

•                  EPS increased to $0.20 as compared with $0.12 in 2002

•                  EBITDA less minority interests increased 28% to $23.9 million

•                  20% domestic same-facility revenue growth

Dallas, Texas (November 3, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the third quarter and nine months ended September 30, 2003.

For the third quarter ended September 30, 2003, net revenues were $108.8 million, up 27% from $85.8 million in the prior year third quarter.  Net income for the third quarter of 2003 increased 83% to $5.6 million from $3.0 million in the prior year period, and earnings per share increased 67% to $0.20 per diluted share from $0.12 per diluted share in the prior year third quarter.   Earnings before interest, taxes, depreciation and amortization less minority interests increased 28% to $23.9 million for the third quarter of 2003, versus $18.7 million for the third quarter of 2002.  Same-facility net revenue for the third quarter of 2003 increased 20% for facilities in the U.S. and 22% for facilities in Western Europe over the prior year third quarter.

For the nine months ended September 30, 2003, net revenues were $322.4 million, up 31% from $246.8 million in the prior year period.  Net income for the nine months ended September 30, 2003, increased 51% to $20.9 million from $13.9 million in the prior year period, and earnings per share increased 37% to $0.74 per diluted share from $0.54 per diluted share in the prior year period.  Earnings before interest, taxes, depreciation and amortization less minority interests increased 32% to $76.8 million for the nine months ended September 30, 2003, versus $58.4 million for the same period in 2002.  Same-facility net revenue for the nine months ended September 30, 2003, increased 17% for facilities in the U.S. and 23% for facilities in Western Europe over the prior year period.

Commenting on the third quarter results, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We continue to achieve substantial year-over-year revenue growth and, as a result of our expanding relationships with current and new hospital partners, we expect to continue to increase the percentage of our business related to hospital joint ventures in 2004 and 2005.”

During the third quarter, United Surgical Partners International continued its development progress.  The Company increased the number of facilities it operates in the greater Los Angeles area to four through the purchase of an ownership interest, with an option to acquire a majority position, in a surgery center in Torrance, California.  In addition, the Company expanded the Phoenix Catholic Healthcare West (CHW) joint venture to include an on-campus surgical facility.  This joint venture will also operate a third Phoenix facility upon its opening, which is expected in the second quarter of 2004.

Also during the third quarter, the Company further expanded other partnerships with not-for-profit organizations.  The Company completed its fourth CHW joint venture, which will develop and operate a facility in Southern California, and expanded its relationship in Houston, Texas, with Memorial Hermann Healthcare System to include United Surgical Partners International’s three existing surgical facilities in the Houston market.  The Company now operates 34 of its 60 U.S. facilities in partnership with not-for-profit hospital systems.

In closing, Mr. Steen added, “Based on our current earnings and joint venture momentum, we are updating guidance for 2003 and providing guidance for 2004.  We are excited about the future and the many opportunities that lie ahead for our company.”

Updated full year 2003 guidance and guidance for 2004 is as follows:

	Fiscal 2003		Fiscal 2004
($ in millions, except per share data)	Previous	Current
Revenues	$390 - $405	$435 - $440	$508 - $518
EBITDA	$115 - $120	$126 - $129	$153 - $157
EBITDA less minority interests	$95 - $99	$104 - $107	$122 - $127
Earnings per diluted share	$0.95 - $0.98	$1.03 - $1.05	$1.30 - $1.33

Company-wide same-facility revenue growth	12% - 14%	16% - 18%	9% - 12%

Depreciation and amortization	$28 - $30	$31 - $32	$34 - $36
Interest expense	$25 - $26	$27 - $28	$29 - $30
Effective tax rate	37%	37 1/2%	38%

The guidance for fiscal years 2003 and 2004 only includes acquisitions completed through September 30, 2003, and de novo developments under construction.  The Company  expects to add 10 facilities in 2003 and 12 facilities in 2004 and will update guidance as significant future acquisitions are completed.

The live broadcast of United Surgical Partners International’s conference call will begin at 11:00 a.m. Eastern Time on November 4, 2003.  A 30-day online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.fulldisclosure.com.

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 72 surgical facilities in the United States, Spain and the United Kingdom.  Of the Company’s 60 domestic facilities, 34 are jointly owned with 14 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$108,820	$85,831	$322,423	$246,750

Operating expenses:
Salaries, benefits and other employee costs	28,832	23,216	81,735	63,184
Medical services and supplies	20,543	16,324	61,576	47,479
Other operating expenses	20,403	16,139	58,373	45,159
General and administrative expenses	7,344	5,889	21,431	18,168
Provision for doubtful accounts	2,198	1,502	5,740	4,200
Depreciation and amortization	8,296	6,942	23,603	18,920
Total operating expenses	87,616	70,012	252,458	197,110

Operating income	21,204	15,819	69,965	49,640
Interest expense, net	(7,092)	(6,478)	(20,315)	(18,300)
Other	588	—	697	(74)
Income before minority interests	14,700	9,341	50,347	31,266
Minority interests in income of consolidated subsidiaries	(5,590)	(4,066)	(16,778)	(10,172)
Income before income taxes	9,110	5,275	33,569	21,094
Income tax expense	(3,534)	(2,235)	(12,698)	(7,238)
Net income	$5,576	$3,040	$20,871	$13,856

Net income per diluted share	$0.20	$0.12	$0.74	$0.54

Shares used in computing diluted earnings per share	28,398	25,762	28,033	25,529

Supplemental Data:
EBITDA less minority interests	$23,910	$18,695	$76,790	$58,388
Facilities operated at period end			71	61

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2003	Dec. 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$45,390	$47,571
Accounts receivable, net of allowance for doubtful accounts of $8,015 and $7,154, respectively	48,467	39,176
Other receivables	11,049	34,735
Inventories	8,210	7,756
Other	14,084	12,658
Total current assets	127,200	141,896

Property and equipment, net	326,778	270,387
Investments in affiliates	31,440	18,696
Intangible assets, net	311,804	287,584
Other	20,731	8,722

Total assets	$817,953	$727,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,743	$25,989
Accrued expenses and other	54,980	51,363
Current portion of long-term debt	14,288	13,132
Total current liabilities	99,011	90,484

Long-term debt	285,223	263,571
Other liabilities	36,597	24,109
Total liabilities	420,831	378,164

Minority interests	36,507	26,860

Common stockholders’ equity	360,615	322,261

Total liabilities and stockholders’ equity	$817,953	$727,285

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Supplemental Financial Information

(in thousands, except number of facilities)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues:
Net patient service revenue	$93,731	$75,234	$282,296	$214,655
Management and administrative services revenue	9,482	7,765	26,681	23,451
Equity in earnings of unconsolidated affiliates	4,624	2,100	10,429	6,593
Other revenue	983	732	3,017	2,051
Total revenues	$108,820	$85,831	$322,423	$246,750

Unconsolidated Facilities (1):
Total revenue	$65,443	$34,977	$168,417	$99,283
Number of facilities	32	25	32	25

(1)          Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International.  The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Supplemental Financial Information (continued)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income	$5,576	$3,040	$20,871	$13,856
Income tax expense	3,534	2,235	12,698	7,238
Interest and other nonoperating expense	6,504	6,478	19,618	18,374
Depreciation and amortization	8,296	6,942	23,603	18,920

EBITDA (1) Less Minority Interests	23,910	18,695	76,790	58,388
Minority interests in income of consolidated subsidiaries	5,590	4,066	16,778	10,172

EBITDA (1)	29,500	22,761	93,568	68,560

Provision for doubtful accounts	2,198	1,502	5,740	4,200
Amortization of debt issue costs, discount and deferred compensation	2,299	526	3,483	1,419
Interest and other nonoperating expense	(6,504)	(6,478)	(19,618)	(18,374)
Income tax expense	(3,534)	(2,235)	(12,698)	(7,238)
Equity in earnings of unconsolidated affiliates	(4,624)	(2,100)	(10,429)	(6,593)
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects of purchases of new businesses	11,382	7,131	15,628	3,179

Net cash provided by operating activities	$30,717	$21,107	$75,674	$45,153

(1)          EBITDA is calculated as operating income plus depreciation and amortization.  United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance.  EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability.  EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance.  Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Key Operating Statistics

	Three Months Ended September 30,
	2003	2002	% Change
Same-facility statistics:

Cases – United States	61,835	57,030	8.4%

Net revenue/case – United States	$1,580	$1,428	10.6%

Facility EBITDA margin – United States	36.7%	32.4%	430	bps

Adjusted admissions – Western Europe	21,901	21,246	3.1%

Net revenue/adjusted admission – Western Europe	$1,772	$1,500	18.1%

Net revenue/adjusted admission – Western Europe (at constant currency translation rates)	$1,772	$1,657	6.9%

Facility EBITDA margin – Western Europe	18.7%	18.2%	50	bps

Consolidated facility statistics:

Total cases – United States	36,997	33,240	11.3%

Same facility cases (without acquisitions) (1)	33,471	33,240	0.7%

Total adjusted admissions – Western Europe	23,468	21,246	10.5%

Same facility adjusted admissions (without acquisitions) (1)	21,901	21,246	3.1%

Total consolidated facilities	38	33

(1)          Excludes acquired facilities during the first year of ownership.

Acquisition and de novo Activity:

	Through Sept. 30, 2003	Fiscal 2003 Projected	Fiscal 2004
De novo developments (started)	8	8	—
De novo developments (opened)	1	4	—
Acquisitions	6	6	—
Opened or Acquired	7	10	12